Exhibit 5.1

February 28, 2019

The Board of Directors

Bank First National Corporation

402 North 8th Street

Manitowoc, WI  54220

Re:	Registration Statement on Form S-8 Filed by Bank First National Corporation

Ladies and Gentlemen:

This firm is counsel for Bank First National Corporation (the “Company”), which is the registrant in a Registration Statement under the Securities Act of 1933, as amended (the “Act”) on Form S-8, dated February 28, 2019, relating to the registration of 498,888 shares of the Company's common stock, par value $0.01 ("Shares"), available to be offered and sold pursuant to the Bank First National Corporation 2011 Equity Plan (“Plan”).

As counsel, we are familiar with the actions taken by the Company in connection with the authorization of the Shares.  We have examined such records and other documents as we have deemed necessary for the opinions hereinafter expressed, including the Company’s Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, the Plan, and the resolutions of the Company’s Board of Directors approving the Plan. We have also relied on a certificate of the Secretary of the Company dated the date hereof.  In examining such records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Shares described in the Registration Statement, will be, when and to the extent issued in accordance with the provisions of the Plan, legally issued by the Company, fully paid and non-assessable.

We do not express any opinion with respect to the laws of any jurisdiction other than the State of Wisconsin. In addition, we have assumed that the Company’s authorization to issue the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued by the Company and that at the time the Shares are issued, there will be a sufficient number of authorized shares of the Company’s common stock remaining under the Company’s Restated Articles of Incorporation (as may be amended from time to time). This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ von BRIESEN & ROPER, s.c.